Exhibit 99.1

News Release

Investor Contact:	Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com

Media Contact:	Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

UNISYS ANNOUNCES SENIOR LEADERSHIP TRANSITION

BLUE BELL, Pa., October 6, 2014 – Unisys Corporation (NYSE: UIS) announced today that J. Edward Coleman, Chairman of its board of directors and its Chief Executive Officer will be leaving the company effective December 1, 2014. Mr. Coleman has served in these positions since October 2008 and will continue to do so until his departure.

“Joining Unisys in the depth of the 2008-2009 financial crisis, Ed led the turnaround of the company,” said Paul Weaver, lead independent director of the Unisys board. “Under his leadership, Unisys strengthened its balance sheet and moved to a positive net cash position, delivered five consecutive years of profits and free cash flow, and reinvigorated its offerings, bringing to market innovative new products and services which we believe will serve as the foundation for Unisys success in the coming years.

“As the company focuses on its growth agenda, the board has determined it is the right time to make a leadership change. In doing so, the board offers Ed our sincere thanks for his contributions to Unisys and its many stakeholders.”

Mr. Coleman said: “It has been an honor and a privilege to lead Unisys the last six years. I am proud of our team’s many accomplishments over that time. I look forward to Unisys building on its reputation for innovation, quality and customer satisfaction to create an ever stronger presence in the marketplace.”

The board of directors has engaged an executive search firm, effective immediately, to conduct the search for Mr. Coleman’s replacement.

About Unisys

Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

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RELEASE NO.: 1006/xxxx

Unisys is a registered trademark of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holders.